UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

AC IMMUNE SA

(Name of Issuer)

Common Shares

(Title of Class of Securities)

H00263105

(CUSIP Number)

July 26, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1

CUSIP No.	H00263105

1	NAMES OF REPORTING PERSONS Affiris AG

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Austria
	5	SOLE VOTING POWER

NUMBER OF		7,106,840
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		7,106,840
WITH:	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,106,840
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.46%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

2

CUSIP No.	H00263105

1	NAMES OF REPORTING PERSONS MIG GmbH & Co. Fonds 15 geschlossene Investment-KG

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany
	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH:	8	SHARED DISPOSITIVE POWER

		7,106,840
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,106,840
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.46%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

3

CUSIP No.	H00263105

1	NAMES OF REPORTING PERSONS MIG Asset Trust GmbH

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany
	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH:	8	SHARED DISPOSITIVE POWER

		7,106,840
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,106,840
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.46%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

4

CUSIP No.	H00263105

1	NAMES OF REPORTING PERSONS MIG GmbH & Co. Fonds 4 KG

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany
	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH:	8	SHARED DISPOSITIVE POWER

		7,106,840
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,106,840
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.46%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

5

CUSIP No.	H00263105

1	NAMES OF REPORTING PERSONS MIG GmbH & Co. Fonds 5 KG i.L.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany
	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH:	8	SHARED DISPOSITIVE POWER

		7,106,840
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,106,840
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.46%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

6

CUSIP No.	H00263105

1	NAMES OF REPORTING PERSONS MIG GmbH & Co. Fonds 7 KG i.L.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany
	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH:	8	SHARED DISPOSITIVE POWER

		7,106,840
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,106,840
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.46%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

7

CUSIP No.	H00263105

1	NAMES OF REPORTING PERSONS MIG GmbH & Co. Fonds 11 KG i.L.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany
	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH:	8	SHARED DISPOSITIVE POWER

		7,106,840
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,106,840
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.46%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

8

CUSIP No.	H00263105

1	NAMES OF REPORTING PERSONS MIG GmbH & Co. Fonds 12 geschlossene Investment-KG

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany
	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH:	8	SHARED DISPOSITIVE POWER

		7,106,840
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,106,840
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.46%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

9

CUSIP No.	H00263105

1	NAMES OF REPORTING PERSONS MIG GmbH & Co. Fonds 13 geschlossene Investment-KG

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany
	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH:	8	SHARED DISPOSITIVE POWER

		7,106,840
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,106,840
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.46%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

10

CUSIP No.	H00263105

1	NAMES OF REPORTING PERSONS MIG Verwaltungs AG

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany
	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH:	8	SHARED DISPOSITIVE POWER

		7,106,840
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,106,840
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.46%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

11

CUSIP No.	H00263105

1	NAMES OF REPORTING PERSONS HMW Verwaltungs GmbH

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany
	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH:	8	SHARED DISPOSITIVE POWER

		7,106,840
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,106,840
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.46%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

12

CUSIP No.	H00263105

1	NAMES OF REPORTING PERSONS Michael Motschmann

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany
	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH:	8	SHARED DISPOSITIVE POWER

		7,106,840
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,106,840
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.46%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

13

CUSIP No.	H00263105

1	NAMES OF REPORTING PERSONS MIG Komplementär GmbH

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany
	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH:	8	SHARED DISPOSITIVE POWER

		7,106,840
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,106,840
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.46%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

14

CUSIP No.	H00263105

1	NAMES OF REPORTING PERSONS HMW Komplementär GmbH

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany
	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH:	8	SHARED DISPOSITIVE POWER

		7,106,840
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,106,840
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.46%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

15

CUSIP No.	H00263105

1	NAMES OF REPORTING PERSONS HMW Emissionshaus AG

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany
	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH:	8	SHARED DISPOSITIVE POWER

		7,106,840
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,106,840
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.46%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

16

CUSIP No.	H00263105

1	NAMES OF REPORTING PERSONS Dr. Matthias Hallweger

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany
	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH:	8	SHARED DISPOSITIVE POWER

		7,106,840
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,106,840
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.46%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

17

CUSIP No.	H00263105

1	NAMES OF REPORTING PERSONS Santo Venture Capital GmbH

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany
	5	SOLE VOTING POWER

NUMBER OF		1,513,317
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,513,317
WITH:	8	SHARED DISPOSITIVE POWER

		7,106,840
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	8,620,157
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	10.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

18

CUSIP No.	H00263105

1	NAMES OF REPORTING PERSONS Santo Holding (Deutschland) GmbH

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany
	5	SOLE VOTING POWER

NUMBER OF		_1,513,317
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,513,317
WITH:	8	SHARED DISPOSITIVE POWER

		7,106,840
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	8,620,157
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	10.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

19

CUSIP No.	H00263105

1	NAMES OF REPORTING PERSONS Athos KG

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany
	5	SOLE VOTING POWER

NUMBER OF		_1,513,317
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,513,317
WITH:	8	SHARED DISPOSITIVE POWER

		7,106,840
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	8,620,157
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	10.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

20

CUSIP No.	H00263105

1	NAMES OF REPORTING PERSONS FCPB Affi GmbH

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany
	5	SOLE VOTING POWER

NUMBER OF		1,513,317
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,513,317
WITH:	8	SHARED DISPOSITIVE POWER

		7,106,840
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	8,620,157
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	10.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

21

CUSIP No.	H00263105

1	NAMES OF REPORTING PERSONS FCP Biotech Holding GmbH

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany
	5	SOLE VOTING POWER

NUMBER OF		1,513,317
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,513,317
WITH:	8	SHARED DISPOSITIVE POWER

		7,106,840
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	8,620,157
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	10.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

22

CUSIP No.	H00263105

1	NAMES OF REPORTING PERSONS First Capital Partner GmbH

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany
	5	SOLE VOTING POWER

NUMBER OF		1,513,317
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,513,317
WITH:	8	SHARED DISPOSITIVE POWER

		7,106,840
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	8,620,157
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	10.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

23

CUSIP No.	H00263105

1	NAMES OF REPORTING PERSONS we holding GmbH & Co. KG

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany
	5	SOLE VOTING POWER

NUMBER OF		1,513,317
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,513,317
WITH:	8	SHARED DISPOSITIVE POWER

		7,106,840
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	8,620,157
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	10.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

24

CUSIP No.	H00263105

1	NAMES OF REPORTING PERSONS Wolfgang Egger

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany
	5	SOLE VOTING POWER

NUMBER OF		1,513,317
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,513,317
WITH:	8	SHARED DISPOSITIVE POWER

		7,106,840
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	8,620,157
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	10.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

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Item 1.

(a) Name of issuer:

AC Immune SA

(b) Address of issuer's principal executive offices:

EPFL Innovation Park, bâtiment B, 1015 Lausanne, Switzerland

Item 2.

(a) Names of persons filing:

Affiris and Certain of Its Shareholders

(i) Affiris AG ("Affiris"), (ii) MIG GmbH & Co. Fonds 15 geschlossene Investment-KG, MIG Asset Trust GmbH, MIG GmbH & Co. Fonds 4 KG, MIG GmbH & Co. Fonds 5 KG i.L., MIG GmbH & Co. Fonds 7 KG i.L., MIG GmbH & Co. Fonds 11 KG i.L., MIG GmbH & Co. Fonds 12 geschlossene Investment-KG, MIG GmbH & Co. Fonds 13 geschlossene Investment-KG (collectively, the "MIG Shareholders"), (iii) Santo Venture Capital GmbH ("Santo"), and (iv) FCPB Affi GmbH ("FCPB").

Additional Filing Persons Related to the MIG Shareholders

In addition to the forgoing persons, MIG Verwaltungs AG controls investment decisions with respect to investments held by the MIG Shareholders. Michael Motschmann is the majority shareholder of this entity.

MIG Komplementär GmbH serves as general partner of MIG GmbH & Co. Fonds 4 KG and MIG GmbH & Co. Fonds 5 KG i.L. MIG Komplementär GmbH is a subsidiary of MIG Verwaltungs AG. HMW Verwaltungs GmbH serves as general partner of MIG GmbH & Co. Fonds 7 KG i.L. and MIG GmbH & Co. Fonds 11 KG i.L., and HMW Komplementär GmbH serves as general partner of MIG GmbH & Co. Fonds 15 geschlossene Investment-KG, MIG GmbH & Co. Fonds 12 geschlossene Investment-KG and MIG GmbH & Co. Fonds 13 geschlossene Investment-KG.  These entities are subsidiaries of HMW Emissionshaus AG.  Dr. Matthias Hallweger is the majority shareholder of this entity.

Additional Filing Persons Related to Santo and FCPB

Santo is wholly owned by Santo Holding (Deutschland) GmbH, which in turn is wholly owned by Athos KG.

FCPB is wholly owned by FCP Biotech Holding GmbH ("FCP Biotech"), which is wholly owned by First Capital Partner GmbH, which is wholly owned by we holding GmbH & Co. KG, which in turn is wholly owned by Wolfgang Egger. FCPB intends to transfer the convertible notes discussed in this filing to FCP Biotech during the third quarter of 2021.

* * *

An agreement among the filing persons that this Schedule 13G is filed on behalf of each of them is attached hereto as Exhibit 1.

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(b) Addresses or principal business offices or, if none, residence:

For Affiris, Karl-Farkas-Gasse 22, 1030 Vienna, Austria

For MIG GmbH & Co. Fonds 15 geschlossene Investment-KG, MIG GmbH & Co. Fonds 13 geschlossene Investment-KG  and MIG GmbH & Co. Fonds 12 geschlossene Investment-KG,  Münchner Str. 52, 82049 Pullach, Germany.

For the other MIG Shareholders, Ismaninger Straße 102, 81675 Munich, Germany

For MIG Verwaltungs AG, Ismaninger Straße 102, 81675 Munich, Germany

For Michael Motschmann, Ismaninger Straße 102, 81675 Munich, Germany

For MIG Komplementär GmbH, Ismaninger Straße 102, 81675 Munich, Germany

For HMW Komplementär GmbH, Münchner Str. 52, 82049 Pullach, Germany

For HMW Verwaltungs GmbH, Münchner Str. 52, 82049 Pullach, Germany

For HMW Emissionshaus AG, Münchner Str. 52, 82049 Pullach, Germany

Dr. Matthias Hallweger, Münchner Str. 52, 82049 Pullach, Germany

For Santo, Bergfeldstraße 9, 83607 Holzkirchen, Germany

For Santo Holding (Deutschland) GmbH, Bergfeldstrasse 9, 83607 Holdkirchen, Germany

For Athos KG, Bergfeldstraße 9, 83607 Holzkirchen

For FCPB, Freihamer Straße 2, 82166 Gräfelfing, Germany

For FCP Biotech Holding GmbH, Freihamer Str. 2, 82166 Gräfelfing

For First Capital Partner GmbH, Freihamer Str. 2, 82166 Gräfelfing, Germany

For we holding GmbH & Co. KG, Freihamer Str. 2, 82166 Gräfelfing, Germany

For Wolfgang Egger, Gärtnerstr. 31, 86161 Augsburg, Germany

(c) Citizenship:

For Affiris, Austria.

For the remaining filing persons, Germany.

(d) Title of class of securities:

Ordinary shares.

(e) CUSIP No.: H00263105

Item 3. If this statement is filed pursuant to §§240.13d–1(b) or 240.13d–2(b) or (c), check whether the person filing is a:

Not applicable.

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Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:

On July 26, 2021, the filing persons entered into agreements pursuant to which Affiris agreed to purchase an estimated 7,106,840 of the Issuer's ordinary shares. In addition, Santo and FCPB agreed to purchase notes that are convertible into a maximum of 1,513,317 of the Issuer's ordinary shares for each of those investors.

The MIG Shareholders, Santo and FCPB collectively own the majority of Affiris's equity securities. These filing persons agreed, among other things, to certain limitations on the Affiris's ability to sell or transfer the ordinary shares held by Affiris, including certain potential distributions by Affiris to the MIG Investors, Santo and FCPB. Accordingly, the filing persons may be deemed to be a "group" for purposes of the shares held by Affiris; however , consistent with Item 2 of the cover page for each filing person, the filing persons neither disclaim nor affirm the existence of a group among them.

(b) Percent of class:

See line 11 of the cover sheets. The percentages set forth are based on 83,994,289 shares of the issuer that are expected be outstanding upon the closing of the issuance of shares to Affiris described in the first paragraph of paragraph (a) above.

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:

See line 5 of the cover sheets.

(ii) Shared power to vote or to direct the vote:

See line 6 of the cover sheets.

(iii) Sole power to dispose or to direct the disposition of:

See line 7 of the cover sheets.

(iv) Shared power to dispose or to direct the disposition of:

See line 8 of the cover sheets.

Each of the filing persons (other than Affiris) disclaim beneficial ownership of the shares held by Affiris, except to the extent they have a pecuniary interest therein.

Item 5. Ownership of 5 Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☐.

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Item 6. Ownership of More than 5 Percent on Behalf of Another Person.

Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8. Identification and Classification of Members of the Group

The filing persons may be deemed to be members of a group as to the shares beneficially held by Affiris. Each of the filing persons (other than Affiris) disclaim beneficial ownership of the shares held by Affiris, except to the extent they have a pecuniary interest therein.

Item 9. Notice of Dissolution of Group.

Not Applicable

Item 10. Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect

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SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

AFFIRIS AG

By:	/s/ Fabian Larcher
Name:	Fabian Larcher
Title: Attorney-in-Fact, Authorized under Power of Attorney filed as Exhibit 24 hereto

MIG GmbH & Co. Fonds 15 geschlossene Investment-KG

By: /s/ Michael Motschmann -

Name: Michael Motschmann

Title: Member of Board of Directors of MIG Verwaltungs AG

By: /s/ Kristian Schmidt-Garve

Name: Kristian Schmidt-Garve

Title: Member of Board of Directors of MIG Verwaltungs AG

MIG Asset Trust GmbH By: /s/ Kristian Schmidt-Garve Name: Kristian Schmidt-Garve Title: Managing Director

MIG GmbH & Co. Fonds KG

By: /s/ Michael Motschmann

Name: Michael Motschmann

Title: Member of Board of Directors of MIG Verwaltungs AG

By: /s/ Kristian Schmidt-Garve

Name: Kristian Schmidt-Garve

Title: Member of Board of Directors of MIG Verwaltungs AG

MIG GmbH & Co. Fonds 5 KG i.L.

By: /s/ Michael Motschmann

Name: Michael Motschmann

Title: Member of Board of Directors of MIG Verwaltungs AG

By: /s/ Kristian Schmidt-Garve

Name: Kristian Schmidt-Garve

Title: Member of Board of Directors of MIG Verwaltungs AG

MIG GmbH & Co. Fonds 7 KG i.L.

By: /s/ Michael Motschmann

Name: Michael Motschmann

Title: Member of Board of Directors of MIG Verwaltungs AG

By: /s/ Kristian Schmidt-Garve

Name: Kristian Schmidt-Garve

Title: Member of Board of Directors of MIG Verwaltungs AG

MIG GmbH & Co. Fonds 11 KG i.L.

By: /s/ Michael Motschmann

Name: Michael Motschmann

Title: Member of Board of Directors of MIG Verwaltungs AG

By: /s/ Kristian Schmidt-Garve

Name: Kristian Schmidt-Garve

Title: Member of Board of Directors of MIG Verwaltungs AG

Dr. Matthias Hallweger By: /s/ Matthias Hallweger	Michael Motschmann By: /s/ Michael Motschmann	HMW Verwaltungs GmbH By: /s/ Pervin Persenkli Name: Pervin Persenkli Title: Managing Director

MIG GmbH & Co. Fonds 12 KG geschlossene Investment-KG

By: /s/ Michael Motschmann

Name: Michael Motschmann

Title: Member of Board of Directors of MIG Verwaltungs AG

By: /s/ Kristian Schmidt-Garve

Name: Kristian Schmidt-Garve

Title: Member of Board of Directors of MIG Verwaltungs AG

MIG Komplementär GmbH By: /s/ Rolf Eckhard Name: Dr. Rolf Eckhard Title: Managing Director

MIG GmbH & Co. Fonds 13 geschlossene Investment-KG

By: /s/ Michael Motschmann

Name: Michael Motschmann

Title: Member of Board of Directors of MIG Verwaltungs AG

By: /s/ Kristian Schmidt-Garve

Name: Kristian Schmidt-Garve

Title: Member of Board of Directors of MIG Verwaltungs AG

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HMW Emissionshaus AG By: /s/ Matthias Hallweger Name: Dr. Matthias Hallweger Title: CEO

MIG Verwaltungs AG

By: /s/ Michael Motschmann

Name: Michael Motschmann

Title: Member of Board of Directors of MIG Verwaltungs AG

By: /s/ Kristian Schmidt-Garve

Name: Kristian Schmidt-Garve

Title: Member of Board of Directors of MIG Verwaltungs AG

HMW Komplementär GmbH By: /s/ Pervin Persenkli Name: Pervin Persenkli Title: Management Director

Santo Venture Capital GmbH By: /s/ Thomas Maier Name: Thomas Maier Title: Managing Director	Santo Holding (Deutschland) GmbH By: /s/ Thomas Maier Name: Thomas Maier Title: Managing Director	Athos KG By: /s/ Thomas Maier Name: Thomas Maier Title: Managing Director

FCPB Affi GmbH By: /s/ Stefan Heißerer Name: Stefan Heißerer Title: Managing Director	FCP Biotech Holding GmbH By: /s/ Stefan Heißerer Name: Stefan Heißerer Title: Managing Director	First Capital Partner GmbH By: /s/ Stefan Heißerer Name: Stefan Heißerer Title: Managing Director
we holding GmbH & Co. KG By: /s/ Stefan Heißerer Name: Stefan Heißerer Title: Managing Director of WE Verwaltungs GmbH as General Partner of we holding GmbH & Co. KG	Wolfgang Egger By: /s/ Wolfgang Egger

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